EXPEDIA, INC. ANNOUNCES PRICING OF SENIOR UNSECURED NOTES OFFERING

     BELLEVUE, WASH. - AUG. 16, 2006 - Expedia, Inc. (NASDAQ: EXPE) announced today that it has agreed to sell $500 million of 7.456% senior unsecured notes guaranteed by certain of its subsidiaries due 2018 (the "Notes"). Each Note will also be payable at par at the option of the holder thereof in August 2013. The placement of the Notes is expected to close on August 21, 2006. Expedia, Inc. plans to use the net proceeds of the offering for general corporate purposes, which may include repurchase of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in its subsidiaries.

     The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135(c) of the Securities Act and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

ABOUT EXPEDIA,INC.

     Expedia, Inc. is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. It has created a global travel marketplace used by a broad range of leisure and corporate travelers and offline retail travel agents. It makes available, on a stand-alone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, destination service providers, cruise lines and other travel products and services. Its portfolio of brands includes: Expedia-branded websites, Hotels.com, Hotwire.com, Worldwide Travel Exchange ("WWTE") and Interactive Affiliate Network ("IAN"), Classic Vacations, Expedia Corporate Travel, eLong and TripAdvisor.

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE FUTURE PERFORMANCE OF EXPEDIA, INC., WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, EXPEDIA, INC.'S ABILITY TO CONSUMMATE THE OFFERING OF THE NOTES. ADDITIONAL CAUTIONARY STATEMENTS REGARDING OTHER RISK FACTORS THAT COULD HAVE AN EFFECT ON THE FUTURE PERFORMANCE OF EXPEDIA, INC. ARE CONTAINED IN ITS FILINGS WITH THE SEC, INCLUDING ITS REPORTS ON FORMS 10-K, 10-Q AND 8-K. EXPEDIA, INC. UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

CONTACTS: INVESTOR RELATIONS       COMMUNICATIONS
          Stu Haas                 David Dennis
          (425) 679-3555           (425) 679-7430
          IR@EXPEDIA.COM

EXPEDIA AND EXPEDIA.COM ARE EITHER REGISTERED TRADEMARKS OR TRADEMARKS OF EXPEDIA, INC. IN THE U.S. AND/OR OTHER COUNTRIES. OTHER LOGOS OR PRODUCT AND COMPANY NAMES MENTIONED HEREIN MAY BE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

(C) 2006 Expedia, Inc. All rights reserved. CST 2029030-40.

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